                                  EXHIBIT 10.16

                                    AMENDMENT
                               TO LEASE AGREEMENT

      Whereas, on or about the 9th day of September, 1972, Investors Equity of Iowa, Inc., an Iowa corporation, and West Des Moines State Bank, an Iowa banking corporation ("West Bank") entered into a lease agreement (the "Bank Lease") for the demise of space (including a drive-up facility) at the premises locally known as 1601 - - 22nd Street, West Des Moines, Iowa (the "Building");

      Whereas, A. Terry Moss, Maggi Moss, Joan G. Thaler, and Richard B. Margulies (collectively "Landlords") are the successors in interest to Investors Equity of Iowa, Inc.;

      Whereas, Landlords and West Bank have entered into four other lease agreements for office space in the Building, specifically, office Suites 201, 205, 206, and 209;

      Whereas, effective the 1st day of October, 2004, the Bank shall lease the entire 2nd floor of the Building; and

      Whereas, Landlords and Tenant have agreed to extend the expiration dates of the leases for office Suites 201, 205, 206, and 209, and have agreed to certain additional terms pertaining primarily to expansion and to remodeling,

      Now therefore, on this ___ day of October, 2004, in consideration of the mutual promises and covenants contained herein, Landlords and Tenant agree as follows:

            1. The current leases for Suites 201, 205, 206, and 209 are hereby replaced and superseded by the lease agreement attached hereto as Exhibit "A" (hereinafter the "Office Lease"), which Office Lease is for the demise of said Suites 201, 205, 206, and 209, as well as additional Suites 207, 208, and 210. The Office Lease has been prepared on the same lease form as the superseded lease agreements.

            2. Contemporaneous to the execution of this Amendment the Landlords and West Bank shall execute the Office Lease.

            3. The Office Lease provides for (a) a full service base rental rate of Twelve Dollars and Forty-three Cents ($12.43) per rentable square foot annually; (b) a normalized 2004 base year for calculating the increase in operating expenses; and (c) a lease term ending ten (10) years following completion of the construction of the Improvements (defined below).

            4. The rent pursuant to the Office Lease shall be, payable in advance in monthly installments, commencing the 1st day of September, 2004, and has been calculated as follows:

   Suite                         Status                  Sq Ft         Base Rent
-----------          ---------------------------       ---------       ---------
Suite 200            Part of Bank Lease                  2,229               N/A
Suite 201            Superseded by Office Lease          1,249          1,293.75
Suite 205            Superseded by Office Lease          1,632          1,690.48
Suite 206            Superseded by Office Lease          1,033          1,070.01
Suite 209            Superseded by Office Lease          1,675          1,735.02
                                                       -------         ---------
   Subtotal                                              7,818
                                                       -------         ---------
Suite 207            Space added by Office Lease         1,015          1,051.37
Suite 208            Space added by Office Lease           353            365.64
Suite 210            Space added by Office Lease         1,214          1,257.50
                                                       -------         ---------
   Subtotal                                              2,582
                                                       -------         ---------
   Grand total                                          10,400          8,463.77
                                                       -------         ---------

            5. Rent collected by Landlords for Suite 208 in the amount of Four Hundred Thirty-five Dollars and Sixty Cents ($435.60) per month shall be paid to West Bank.

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

            6. Landlords shall cause the carpet in Suite 100 of the Building to be replaced with the carpet tiles as specified in the proposal from Ralph Smith & Co., dated July 9, 2004. The Bank shall pay to Landlords the sum of $________________________ as its contribution toward the cost of the carpet tiles. The payment shall be made within sixty (60) days following the installation of the carpet tiles to the satisfaction of West Bank.

            7. Landlords shall market and make a good faith effort to lease on behalf of West Bank any part of the space leased pursuant to the Office Lease which West Bank elects to sublease. West Bank shall reimburse Landlords for any reasonable and necessary out-of-pocket expenses incurred by Landlords in connection with such subleasing. West Bank shall pay any customary commissions to third party brokers for such subleasing. Landlords shall not be entitled to any fee or commission in connection with any such sublease.

            8. Landlords shall cause the construction of the file room and teller line improvements in Suite 100 at the Building as shown on the Construction Drawings by Simonson & Associates, Architects, L.L.C., dated the ____ day of _______________, 2004 ("File/Teller Plans"), as soon as possible following execution of this Agreement. West Bank shall reimburse Landlords for the cost of the file room and teller line improvements, with such costs calculated in the same manner as described in paragraph 11, below, but without the "not to exceed" maximum cost limitation. The payment shall be made within sixty (60) days following the completion of the construction of the room and teller line improvements to the satisfaction of West Bank.

            9. Following the construction of the file room and teller line improvements described above, Landlords shall cause the construction of the office and board room improvements in Suite 100 and on the second floor of the Building, as shown on the Construction Drawings by Simonson & Associates, Architects, L.L.C., dated the ____ day of ____________, 2004 (the "Office/Board Room Plans").

            10. Landlords shall make the improvements requested by West Bank as shown in the File/Teller Plans and Office/Board Room Plans (collectively the "Improvements") in a good and workmanlike manner in accordance with applicable building codes and to the satisfaction of West Bank.

            11. West Bank shall reimburse Landlords for the cost of the Improvements (not to exceed Twenty-seven Dollars ($27.00) per square foot, provided Landlords are permitted to complete the Improvements within two
      (2) years from the date hereof) which cost (the "Improvements Cost") shall include all the out-of-pocket expenses of Landlords in connection with the Improvements and shall be calculated without any mark up, but to which shall be added an eight percent (8.00%) fee for construction management and administration. Landlords shall provide invoices to West Bank on a monthly basis during the construction period. At the election of West Bank Payment of the Improvements Cost shall be paid (a) monthly as the work is completed, or (b) at the end of construction, together with construction period interest of four percent (4.00%).

      LANDLORDS                                        WEST DES MOINES
                                                       STATE BANK

By: /s/ Richard Margulies                   By: /s/ Thomas E. Stanberry
    -----------------------                     -----------------------

    -----------------------                     -----------------------
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